EXHIBIT 99.1

                      [LETTERHEAD OF PONDEL WILKINSON INC.]

CONTACTS:         Charles Cimitile
                  Chief Financial Officer
                  SPAR Group, Inc.
                  (914) 332-4100
                  Roger S. Pondel
                  PondelWilkinson Inc.
                 (310) 279-5980

                    SPAR GROUP REPORTS CONTINUED IMPROVEMENT

                  IN FINANCIAL RESULTS FOR 2005 SECOND QUARTER

         TARRYTOWN, NY--AUGUST 9, 2005--SPAR Group, Inc. (NASDAQ:SGRP) today reported continued improvement in net revenues and earnings for the second quarter and six months ended June 30, 2005, posting its fourth consecutive quarter of profitability.

         Net revenues for the 2005 second quarter increased 7.3% to $12.8 million from $11.9 million last year. SPAR Group reported net income of $116,000, or $0.01 per share, for the quarter, compared with a net loss of $12.2 million, or $0.65 per share, for the 2004 second quarter. The 2004 second quarter loss included impairment and tax charges totaling $9.4 million.

         The gross margin percentage for the 2005 second quarter improved significantly to 36.2% from 26.1% in the corresponding period last year. Selling, general and administrative expenses were sharply lower, amounting to $4.2 million, versus $5.5 million a year ago.

         For the first half of 2005, net revenues rose 10.5% to $27.3 million from $24.7 million for the corresponding prior year period. The company had net income of $1.3 million, equal to $0.07 per share, for the first six months of 2005, compared with a net loss of $13.0 million, or $0.69 per share, last year. The loss in the first six months of 2004 included impairment and tax charges totaling $9.4 million.

         "The positive second quarter financial results reflect contributions from our international operations, as well as benefits achieved from restructuring efforts and associated cost reduction measures," said Robert G. Brown, SPAR Group's chairman and chief executive officer. "While the business environment in our domestic sector remains challenging, we believe the company is well positioned for the long term, with a strong business foundation and respected industry name. Moreover, we look forward to continuing growth of our existing international operations, as well as entering additional countries."

         Brown said the company's joint venture in Romania, signed during the first quarter, is now in its' start-up phase, and the China joint venture is expected to be operational before the end of 2005. Similar agreements were signed last year in South Africa and India.

         For the second quarter, SPAR Group revenue in the U.S. amounted to $9.2 million, compared with $10.6 million last year, with a quarterly net loss of $33,000 in the 2005 quarter, versus a net loss of $10.9 in 2004 (inclusive of impairment and tax charges of $8.6 million). International revenue for the 2005 second quarter rose to $3.6 million from $1.3 million last year, primarily as result of the consolidation of the joint venture in Japan, commencement of operations in South Africa, Turkey and India, as well as an increase in the Canadian business. International net income amounted to $149,000, compared with a net loss of $1.3 million in the 2004 second quarter (inclusive of impairment and tax charges of $0.8 million).

         SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

         Certain statements in this news release are forward-looking, including, but not limited to, further benefits to be derived from the company's restructuring plan and cost reduction measures, contributions from international operation, expansion into new countries, an improving external economic environment and the ability to sustain positive operating results. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

                                      # # #

                                 (Tables follow)


                                                          SPAR GROUP, INC.
                                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     (unaudited) (in thousands,
                                                       except per share data)

                                                                        Three Months Ended                   Six Months Ended
                                                                   -----------------------------       -----------------------------
                                                                      June 30,          June 30,         June 30,           June 30,
                                                                        2005              2004             2005               2004
                                                                        ----              ----             ----               ----
Net Revenues                                                         $ 12,800          $ 11,933          $ 27,321          $ 24,736
Cost of revenues                                                        8,169             8,816            16,820            17,511
                                                                     --------          --------          --------          --------
Gross profit                                                            4,631             3,117            10,501             7,225

Selling, general and administrative expenses                            4,242             5,477             8,498            10,445

Impairment Charges                                                         --             8,141                --             8,141
Depreciation and amortization                                             272               369               551               730
                                                                     --------          --------          --------          --------
Operating income (loss)                                                   117           (10,870)            1,452           (12,091)

Interest expense                                                           33                64                73                98
Other (income) expense                                                    (13)                7               (13)                8
                                                                     --------          --------          --------          --------
Income (loss) before provision for income taxes and                        97           (10,941)            1,392           (12,197)

Provision for income taxes                                                 15             1,236                30               771
                                                                     --------          --------          --------          --------
Income (loss) before minority interest                                     82           (12,177)            1,362           (12,968)

Minority interest                                                         (34)               --                77                --
                                                                     --------          --------          --------          --------
Net Income (loss)                                                    $    116          $(12,177)         $  1,285          $(12,968)
                                                                     ========          ========          ========          ========
Basic/diluted net income (loss) per common share:

Net Income (loss) - basic/diluted                                    $   0.01          $  (0.65)         $   0.07          $  (0.69)
                                                                     ========          ========          ========          ========
Weighted average common shares - basic                                 18,870            18,859            18,865            18,859
                                                                     ========          ========          ========          ========

Weighted average common shares - diluted                               19,550            18,859            19,202            18,859
                                                                     ========          ========          ========          ========

                                                       SPAR GROUP, INC.
                                                 CONSOLIDATED BALANCE SHEETS
                                       (in thousands, except share and per share data)


                                                                                 June 30,             December 31,
                                                                                   2005                   2004
                                                                           ---------------------- ---------------------
                                                                                (Unaudited)               (Note)
ASSETS
Current Assets:
      Cash and cash equivalents                                                $  1,158               $    887
      Accounts receivable, net                                                   10,526                 11,307
      Prepaid expenses and other current assets                                     423                    657
                                                                               --------               --------
Total current assets                                                             12,107                 12,851

Property and equipment, net                                                       1,242                  1,536
Goodwill                                                                            798                    798
Other assets                                                                        198                    636
                                                                               --------               --------
Total assets                                                                   $ 14,345               $ 15,821
                                                                               ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                         $  1,533               $  2,158
      Accrued expenses and other current liabilities                              3,039                  2,391
      Accrued expense due to affiliates                                             714                    987
      Restructuring charges                                                          99                    250
      Customer Deposits                                                           1,316                  1,147
      Lines of credit                                                             2,449                  4,956
                                                                               --------               --------
Total current liabilities                                                         9,150                 11,889

Other long-term liabilities                                                          56                     12
Minority Interest                                                                   117                    206
                                                                               --------               --------
Total liabilities                                                                 9,323                 12,107

Commitments and contingencies

Stockholders' equity:
      Preferred stock, $.01 par value:
         Authorized shares-3,000,000
         Issued and outstanding shares-none                                          --                     --
      Common stock, $.01 par value:
         Authorized shares-47,000,000
         Issued and outstanding shares-
           18,881,397 - June 30, 2005
           18,858,972 - December 31, 2004                                           189                    189
      Treasury Stock                                                                 (3)                  (108)
      Additional paid-in capital                                                 11,018                 11,011
      Accumulated other comprehensive loss                                         (175)                   (86)
      Accumulated deficit                                                        (6,007)                (7,292)
                                                                               --------               --------
Total stockholders' equity                                                        5,022                  3,714
                                                                               --------               --------
Total liabilities and stockholders' equity                                     $ 14,345               $ 15,821
                                                                               ========               ========

Note: The Balance Sheet at December 31, 2004, is an excerpt from the Company's 10-K as filed with the Securities and Exchange Commission on April 12, 2005.